Exhibit 10.78

PAID LISTINGS LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of March 13, 2008, (the “Effective Date”), by and between Parked.com, a Florida corporation (“Publisher”) and LookSmart, Ltd., a Delaware corporation (“LookSmart”).

RECITALS

The parties wish to provide for a license to Publisher to display LookSmart’s Paid Listings on the Publisher Network sent by LookSmart in response to search queries, ad requests based on site pages, and other ad calls or requests for listings made by Publisher to LookSmart.

NOW, therefore, for good and adequate consideration, the receipt of which is acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 A “Click” occurs when a bona fide Internet user (which excludes a robot, spider, software, scraper or other mechanical, artificial or fraudulent means, or a person who is not seeking to use the Publisher Network for a legitimate web search, e.g., has been paid or otherwise motivated to click, as determined by LookSmart’s click filtering and tracking systems) clicks on a Listing and accesses the destination site.

1.2 “Listing” means a link to a website that includes the display URL, a title, text that describes the site to which the listing links or encourages the user to visit the site, and may include but is not limited to a tracking URL.

1.3 “Publisher Network” means the following web sites which are owned or operated by Publisher or are contractually part of Publisher’s syndication network: Parked.com.

1.4 “Paid Listings” means a LookSmart product that returns results containing only paid Listings. The amount that an advertiser pays to LookSmart influences (among other factors) the position in which the advertiser’s listing appears in our Paid Listings.

2. LICENSE

2.1 License. Subject to the terms, limitations and conditions herein, LookSmart hereby grants to Publisher a non-exclusive license during the Term to publicly display, and allow third parties who operate sites on the Publisher Network to publicly display, Paid Listings in electronic form on the Publisher Network. Publisher and third parties who operate sites on the Publisher Network may not display any Paid Listings via any of the following distribution sources: e-mail, spyware or adware.

2.2 Limitations on License. The license granted above is conditioned upon Publisher’s, and sites in the Publisher Network’s, observance of the following restrictions: (i) except as expressly permitted herein, Publisher will not display, use, reproduce, cache, store, distribute, make derivative works of, modify, sell, resell, rent, license, sublicense, transfer, assign or redistribute in any way Paid Listings; (ii) Publisher will not modify, add to, edit or delete the URLs, titles or reviews contained within any Paid Listings without LookSmart’s prior written approval; (iii) Publisher will not display, sublicense or syndicate Paid Listings on or to any third party or web site outside of the Publisher Network unless it first obtains LookSmart’s written consent; (iv) Publisher will use the tracking URLs associated with each individual Listing provided by LookSmart, if any, for all Paid Listings included on its Publisher Network (though Publisher may use the display URLs for purposes of displaying the Listing); (v) Publisher will not display any Paid Listings on any adult-oriented web sites without the prior written approval of LookSmart; (vi) Publisher will not display any Paid Listings on any obscene, illegal or gambling web sites, or in any manner that violates any applicable laws or regulations or the rights of any third party; (vii) Publisher will not display any Paid Listings, or allow any third parties to display any Paid Listings, via any form of adware, spyware, e-mail or method that violates applicable laws; and (viii) Publisher will not display any

Paid Listings, or allow any third parties to display any Paid Listings, to users whose IP address is outside of the United States or Canada, except as described in Exhibit C. Violation of this paragraph will result in the immediate termination of the license granted herein.

2.3 Display of Ads via Cookies. If Publisher displays or allows a third party to display Paid Listings via any “cookie” that is downloaded to a user’s computer or browser, Publisher represents and warrants that such cookie shall: (i) not gather any personally identifiable information (such as an individual’s name, telephone number, e-mail address and/or street address) or financial information of the end user; and (ii) not gather any information about the web pages accessed by the computer on which it is installed. Violation of this paragraph will result in the immediate termination of the license granted herein.

2.4 Display of Ads on Publisher Network. If Publisher allows any third party to display Paid Listings, Publisher shall: (i) enter into a legally binding contract with such third party that is no less restrictive than the terms, conditions, limitations and restrictions applicable to Publisher under this Agreement, (ii) monitor the activities of such third party on a regular basis to ensure compliance with the requirements herein, and (iii) immediately terminate such third party’s distribution of Paid Listings upon a determination that such third party is in material violation of any of the terms and conditions of such distribution agreement or upon request by LookSmart to do so. Violation of this paragraph will result in the immediate termination of the license granted herein.

2.5 Query Source Identification. For every ad call or other request for listings to LookSmart, Publisher shall, in accordance with LookSmart’s Ad Server API Implementation Guide located at http://aboutus.looksmart.com/i/us/aboutus/Ad.Server.API.Partner.Implementation.Guide.2.14.07.pdf, clearly identify to LookSmart the query source by providing the originating IP address of the user (not the server making the request), the User Agent of the user’s browser and the HTTP referrer that indicates where the listings are being displayed.

3. PAYMENT TERMS.

3.1 Cost Per Click. Subject to the terms and conditions hereof, for any given calendar month, LookSmart will pay Publisher a share of revenues from LookSmart invoices or charges for all qualified Clicks on listings advertisements, as recorded by LookSmart’s, or its customer’s as applicable, click tracking systems. For each Click, the share of revenue paid to Publisher will be equal to the cost-per-click (“CPC”) bid by LookSmart for the corresponding keyword(s), less a month-end adjustment for credit card fraud, advertising complaints and similar items. LookSmart will determine the CPC bid and include it in the Paid Listings feed sent in response to such request. LookSmart will have sole discretion to decide the CPC bid for each Listing, and such CPC bid may change frequently. Publisher may use the CPC bid included in the Paid Listings feed from LookSmart solely for the purpose of ranking the Paid Listings and gauging payments from LookSmart, but the parties agree that all CPC bid amounts submitted by LookSmart are confidential information for internal use only, and shall not be posted on Publisher’s web pages or disclosed to any third parties. LookSmart shall have no obligation to pay for clicks if Publisher makes any material misrepresentations in Exhibit C or if Publisher violates the license terms set forth in Section 2 above.

3.2 Reporting and Payment. LookSmart will make its “PUBLISHER CENTER” available to Publisher for preliminary daily reporting of clicks, and Publisher acknowledges and agrees that (i) such reporting may not represent the number of qualified Clicks for which LookSmart will pay Publisher and (ii) it will control access to and maintain the confidentiality of its password for accessing the PUBLISHER CENTER. Publisher Information is stored and available for download on the Publisher Center for thirty (30) days and LookSmart has no obligation to store and provide access to such information after thirty (30) days. Within 30 days after the end of each calendar month during the Term, LookSmart will deliver (a) a report describing invoices and billings to LookSmart customers for such calendar month pursuant to Section 3.1 and (b) payment pursuant to Section 3.1; provided, that Publisher has provided the Query Source Identification as described in section 2.5, above. For every request without such information, LookSmart’s ability to determine which clicks and ads are qualified or billable is impaired and thus LookSmart may not pay Publisher for such clicks and ads. Publisher shall also notify LookSmart of any changes, inaccuracies, or incompleteness of any statement Publisher makes on Exhibit C, Part II. LookSmart reserves the right to deduct from payments made pursuant to Section 3.1, or otherwise recoup any amounts paid to Publisher in prior months for non-qualified Clicks.

3.3 Audit. Each party will maintain accurate records with respect to the calculation of all Clicks and/or payments due under this Agreement. The other party (the “Examining Party”) may, upon no less than 15 days prior written notice to the first party (the “Audited Party”) and no more than once in any twelve month period, cause an independent auditor of nationally recognized standing to inspect the appropriate records of the Audited Party reasonably related to the calculation of such Clicks and/or payments during the Audited Party’s normal business hours. Such examination will be undertaken in a manner reasonably calculated not to interfere with the Audited Party’s normal business operations. The fees charged by such auditor in connection with the inspection will be paid by the Examining Party, unless the auditor discovers an underpayment of greater than 10%, in which case the Audited Party will pay the reasonable fees of the auditor.

3.4 Non-qualified Clicks. LookSmart shall have no obligation to pay for clicks which are non-qualified clicks as determined by LookSmart’s click filtering and tracking systems. Non-qualified clicks may come as a result of but are not limited to clicks (i) generated via automated crawlers, robots or click generating scripts, (ii) that an advertiser receives and rejects, (iii) that come as a result of auto-spawning of browsers, automated redirects, and clicks that are required for users to navigate on the Publisher Network, (iv) that are from users in countries other than those explicitly agreed to in Exhibit C by Publisher and LookSmart, (v) that are on expired, cached or over-budget ads, or (vi) that come as a result of any incentive such as cash, credits or loyalty points. LookSmart reserves the right to require Publisher to provide server log files that include, but are not limited to, the daily number of clicks delivered to LookSmart. In the event that LookSmart determines in its sole discretion that Publisher or any third party site in the Publisher Network has delivered non-qualified clicks, low quality traffic, or traffic that violates any material term of this Agreement, LookSmart may, at its option, (a) immediately terminate this Agreement upon written notice to Publisher, or (b) require Publisher to immediately cease displaying, and allowing third party sites in the Publisher Network to display, Paid Listings via any particular means, method, product, or third party distributor, and/or (c) not pay Publisher for the offending clicks.

4. PUBLISHER OBLIGATIONS.

4.1 Implementation of Paid Listings. Within ten (10) days after the Effective Date and after twenty-four (24) hours notice to LookSmart, Publisher will begin querying LookSmart’s servers for Paid Listings and will implement and display Paid Listings provided by LookSmart as set forth on Exhibit A.

4.2 Partner Implementation Guide. Publisher will adhere to all requirements contained in LookSmart’s API Partner Implementation Guide located at http://aboutus.looksmart.com/i/us/aboutus/Ad.Server.API.Partner.Implementation.Guide.2.14.07.pdf.

4.3 Attribution; Look and Feel. Publisher may provide LookSmart attribution on pages displaying Paid Listings. The size and location aspects of such attribution shall be at the parties’ mutual agreement. Other than as set forth herein, Publisher shall control the look and feel of its search service.

5. LOOKSMART OBLIGATIONS.

Service Levels/Technical Support. LookSmart will use commercially reasonable efforts to provide the Service Levels and Technical Support as specified in Exhibit B.

6. PUBLICITY.

LookSmart may issue a press release to announce the relationship contemplated by this Agreement without the prior written consent of Publisher. Publisher will not make any public statement, press release or other announcement relating to the terms or existence of this Agreement without the prior written approval of LookSmart, such approval not to be unreasonably withheld, conditioned or delayed, provided that either party may make such disclosures as may be, in its reasonable opinion of counsel, advisable to comply with a subpoena or other legal process or with applicable laws, regulations or securities exchange rules.

7. INTELLECTUAL PROPERTY OWNERSHIP.

7.1 Proprietary Rights of LookSmart. LookSmart will retain all right, title and interest in and to the Paid Listings, the related databases, all data generated by LookSmart’s click tracking system and other performance measurement applications, and all associated intellectual property and proprietary rights worldwide (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, lists of advertisers and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

7.2 Proprietary Rights of Publisher. Other than the Paid Listings, Publisher will retain all right, title, and interest in and to the Publisher Network (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, lists of advertisers, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

8. TERM AND TERMINATION.

8.1 Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will end one (1) year later. The Agreement will then automatically renew for successive one (1) year periods, unless either party gives written notice to the other party of its intention not to renew at least sixty (60) days prior to the end of the then-current term or renewal term.

8.2 Termination. Either party may terminate this Agreement (a) at any time within the first ninety (90) days after the Effective Date, provided that written notice of termination is delivered to the other party within such ninety (90) day period, or (b) if the other party (i) materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following delivery of written notice to the breaching party of the breach, or (ii) is subject to voluntary or involuntary bankruptcy proceedings, insolvency, liquidation or otherwise substantially discontinues its business operations. Notwithstanding paragraph 8.2(b) above, LookSmart may terminate this Agreement immediately if LookSmart determines in its sole discretion that Publisher is in violation of Paragraphs 2.1, 2.2, 2.3, 2.4, 2.5 or 3.3 of this Agreement.

8.3 Effect of Termination. Termination of this Agreement by either party will not act as a waiver of any breach of this Agreement and will not act as a release of either party hereto from any accrued liability (including payments as set forth in the following section) or liability for breach of such party’s obligations under this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, each party will pay to the other party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other party as of such date. Upon the expiration or termination of this Agreement for whatever reason, each party shall immediately cease to use the other party’s trademarks, proprietary information, Paid Listings, intellectual property (including derivative works or modifications thereof) and Confidential Information in any manner whatsoever, and shall destroy or return (at the option of the other party), any such property, or materials representing the same to the other party, and provide the other party with an officer’s certificate attesting to such return/destruction. For the avoidance of doubt, upon termination or expiration of this Agreement, the license granted hereunder shall terminate and Publisher and its agents shall immediately cease all use of the Paid Listings.

8.4 Survival. The provisions of sections 1 and 6-12 (inclusive) will survive any termination or expiration of this Agreement for a period of three (3) years.

9. CONFIDENTIALITY.

9.1 “Confidential Information” means information about the disclosing party’s (or its suppliers’) business, products, technologies, strategies, advertisers, financial information, operations or activities that is proprietary and confidential, including without limitation all business, financial, technical and other information disclosed by the disclosing party. Confidential Information of LookSmart includes (without limitation) the CPC bids included in its Paid Listings feeds. Confidential Information will not include information that the receiving party can establish (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party.

9.2 Use of Confidential Information. Each party agrees (i) that it will not use or disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or as required by a court of law or otherwise compelled to be disclosed pursuant to the legal process or existing laws or regulations, and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

10. WARRANTY AND INDEMNITY.

10.1 Warranties. LookSmart warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, the Paid Listings provided to Publisher in connection with this Agreement. Except as specifically provided herein, LookSmart does not guarantee or make any representations or warranties whatsoever (i) with respect to the completeness of any Listings or links or information accessed through such links or (ii) with respect to the content of the web sites accessed through the Listings or links provided hereunder. LOOKSMART DOES NOT WARRANT, REPRESENT OR GUARANTEE THAT THE USE OF ITS LISTINGS OR LINKS, OR ANY OTHER SERVICES PROVIDED IN CONNECTION WITH OR IN ADDITION TO THE FOREGOING WILL BE UNINTERRUPTED, UNDISRUPTED OR ERROR-FREE. Publisher represents and warrants that (i) its display of Paid Listings hereunder (including its allowing third parties to do so) does not and will not violate any term or condition of this Agreement, (ii) the information provided in Exhibit C is accurate and complete, (iii) it and sites in the Publisher Network will not engage in nor permit non-qualified clicks as described in Section 3.4 and (iv) it and sites in the Publisher Network will place all Sponsored Links in a separate section on each web page of a website this is unambiguously marked “Sponsored Links” or such other equivalent indicator as may be acceptable to the U.S Federal Trade Commission.

10.2 Indemnification. Each party will indemnify, defend and hold harmless the other party, its officers, directors and employees from any and all third party claims, liability, damages, expenses and/or costs (including, but not limited to, attorneys fees) arising from the other party’s breach of any warranty, representation or covenant in this Agreement. All such amounts will be reimbursed to the indemnified party as incurred, within thirty (30) days of submission of reasonable supporting documentation or invoices to the indemnifying party. Each party’s obligation to indemnify is conditioned upon the other party providing prompt notification of any and all such claims, unless the failure to notify does not materially and adversely affect the defense. The indemnified party will reasonably cooperate with the indemnifying party in the defense and/or settlement thereof. The indemnified party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at the indemnified party’s sole cost and expense.

10.3 Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

11. LIMITATION OF LIABILITY.

11.1 Exclusion of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.2 Total Liability. OTHER THAN AS A RESULT OF BREACH OF SECTIONS 2 OR 9 OR PURSUANT TO THE INDEMNIFICATION PROVISIONS HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR AN AMOUNT IN EXCESS OF THE TOTAL AMOUNT PAID TO PUBLISHER HEREUNDER.

12. GENERAL.

12.1 Assignment/Change of Control. Neither party may assign this Agreement, in whole or in part, without the other party’s written consent (which will not be unreasonably withheld). In the event of a change of control, merger, reorganization or sale of all, or substantially all, of one party’s assets to a third party, the other party may terminate the agreement upon ten (10) days’ prior written notice at any time after the closing of such transaction. For the purposes hereof, a “change of control” shall mean a transaction in which the shareholders of a party prior to the closing do not retain majority ownership of the party after the closing of such transaction.

12.2 Governing Law/Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of the parties. The parties consent to the exclusive jurisdiction of the state or federal courts in the Northern District of California for all actions arising out of or related to this Agreement.

12.3 Notices. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) business days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) business days prior notice to the other Party. Notices hereunder will be directed to, unless otherwise instructed by the receiving Party:

If to Publisher:

Address: 5505 W. Gray St.

City, State ZIP: Tampa, FL 33625

Attn: Donny Simonton

Phone: 813-386-2822

Fax: 813-386-2805

If to LookSmart:

625 Second Street

San Francisco, California 94107

Attn: Traffic Management Department

Fax: 415-348-7030

with a copy to:

625 Second Street

San Francisco, California 94107

Attn: Legal Department

Fax: 415-348-7034

12.4 Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

12.5 Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

12.6 Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and terminating any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

12.7 Independent Contractors. The parties are independent contractors and not co-venturers. Neither party shall be deemed to be an employee, agent, or legal representative of the other party hereto for any purpose and neither party hereto shall have any right, power or authority to create any obligation or responsibility on behalf of the other party hereto nor shall this be deemed an exclusive or fiduciary relationship. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original or faxed copy and all of which together shall constitute one instrument.

LookSmart, Ltd.		Parked.com

By:	/s/ Ari Kaufman	By:	/s/ Donald Simonton

Name:	Ari Kaufman	Name:	Donald Simonton

Title:	General Mgr.	Title:	CIO

EXHIBIT A

IMPLEMENTATION

The following Sections 1-7 apply to the distribution of Paid Listings on the Publisher Network.

1.	Display of Paid Listings. Publisher will make or refer search queries, ad requests based on site pages, and other ad calls or requests for Listings to LookSmart’s servers via a live data feed. If any Paid Listings are returned by LookSmart’s servers in response to such requests, such Paid Listings will be displayed on the Publisher Network. Publisher will not display or allow any third party in the Publisher Network to display any CPC or price-related data that would allow users to determine the price paid by advertisers in connection with Paid Listings. Publisher will cooperate with LookSmart to allow LookSmart to track Clicks on Paid Listings displayed on the Publisher Networks, including the use of redirects, tracking URLs or other methods as reasonably requested by LookSmart. Other than as set forth herein, Publisher shall be solely and exclusively responsible for the design, development, operation and maintenance of the Publisher Network and for all advertising, sponsorship or other use of the media contained therein. Publisher will implement the Paid Listings within ten (10) days of the Effective Date, such implementation to be verified by LookSmart recording at least one Click attributable to the Publisher Network.

2.	Publisher Display Ordering; De-duplicating. Publisher represents that it sorts, ranks and delivers Paid Listings for the Publisher Network as indicated to LookSmart in Exhibit C, Part II. In the event that Publisher decides to change the method by which it determines the ranking of its Paid Listings, Publisher will provide to LookSmart thirty (30) days prior written notice of such change. Publisher further represents that, to the extent it displays its own or other third party listings on the Publisher Network in addition to the Paid Listings, if any such listing is duplicative with any Paid Listing, Publisher will decide whether to show such listing or the Paid Listing on the basis of which one carries the higher CPC.

3.	Position in Paid Listings. If Publisher sorts, ranks and delivers listings on the Publisher Network based on CPC amounts, a) Publisher must deliver LookSmart’s Paid Listings above or in a more favorable position than (i) any other Listing with the same CPC and (ii) the listing with the next lowest CPC; and b) Publisher will in no way manipulate the Paid Listings to deliver LookSmart’s Paid Listings in a position below or less favorable than Listings with CPCs lower than the Paid Listings.

4.	Top Bid Pricing. Publisher agrees to provide LookSmart with an automated, regularly updated mechanism from which LookSmart can determine the bid prices (CPC paid to publisher) of the top five (5) Listings advertisements sent to Publisher Network for individual and specific queries from Publisher. For example, Publisher may make available an API or other data interface that provides such data.

5.	CPC Bid. To optimize CPC bid pricing, LookSmart may designate Publisher ad calls/requests to be directed to certain of its servers, and Publisher shall follow such designations as they are provided to Publisher.

6.	Traffic Volume and Increases. Publisher will provide LookSmart with three (3) days’ prior written notice before launching with new affiliates or traffic sources that will, in Publisher’s reasonable opinion, increase the number of Publisher queries and/or Clicks by the lesser of 50% over then-current levels or 500,000 queries per day. LookSmart will have no obligation to pay for Clicks for which a timely notice is not provided under this section.

7.	Blocking Distribution. LookSmart may request that Publisher block distribution of Paid Listings to a specified list of sources (keywords, portions of Publisher Network, sites and/or IP addresses) or via any distribution method that LookSmart deems questionable or in violation of this Agreement, including but not limited to e-mail, spyware or adware. LookSmart also reserves the right to make a written request to Publisher for it to block specific Paid Listings for display to specific domains. Once LookSmart makes this request, LookSmart is not obligated to pay Publisher for any clicks from such domain(s). LookSmart reserves the right to ask Publisher to block (a) any international traffic, including international queries and clicks, for international users and listings appearing on international sites; and (b) all adult-related traffic, including adult queries and clicks generated as a result of these adult queries. LookSmart may update the list of prohibited distribution partners or sources from time to time, in its sole discretion. All sources contained within the list must be blocked from distribution by Publisher as soon as practicable, but in any event within 5 business days from, receipt of notice from LookSmart. LookSmart shall have no obligation to pay Publisher for qualified Clicks on Paid Listings after LookSmart makes the relevant request.

EXHIBIT B

Service Levels

Below is the level of service to be supplied by LookSmart in connection with LookSmart’s provision of Paid Listings (the “Service”). The Service to be provided to Publisher shall consist of a feed of Paid Listings as defined in the Agreement.

Partner Implementation Guide. Publisher will adhere to all requirements contained in LookSmart’s API Partner Implementation Guide. LookSmart has no obligation to meet the service levels described herein if Publisher fails to adhere to the Partner Implementation Guide requirements located at http://aboutus.looksmart.com/i/us/aboutus/Ad.Server.API.Partner.Implementation.Guide.2.14.07.pdf.

Service Response Time. The load time for a non-page-load query (i.e. where the data returned does not include the formatted page), as measured from the time LookSmart servers receive a Publisher search request to the time LookSmart transmits a completed set of search results intended for Publisher’s servers will be less than 500 milliseconds at least 98% of the time, as measured daily, weekly, and monthly, from domestic locations.

Service Uptime. The Service will be available 24 hours/day, 7 days/week. Scheduled downtime will be communicated to publishers with forty-eight (48) hours notice. The Service is guaranteed to be up 99.5% of the time as measured weekly and 99.8% of the time as measured monthly, excluding scheduled downtime. Should LookSmart determine that a reconfiguration of the Service is required, such as major software version changes, changes in hosting facilities or other network reconfiguration; LookSmart will provide Publisher with 30-day notice of such change, and will work in good faith to minimize any Service outages.

Quality Criteria. LookSmart will use commercially reasonable efforts to ensure that the Paid Listings returned by the Service shall not contain more than 3% Inactive Links out of any random sample of 10,000+ queries. “Inactive Links” shall be defined as any link provide by the Service which, when clicked, does not result in the user receiving a web page within 60 seconds at least 3 out of 5 times in any 1 week period.

TECHNICAL SUPPORT

To ensure that problems with the Service are identified, addressed and resolved in a timely manner, the following framework shall be followed for reporting problems, communicating progress on troubleshooting activities, resolving problems, and, if necessary, escalating the level of attention placed on such problems. This framework proposes a three-category approach to technical support for dealing with problems. The first type deals with general technical support such as consultation regarding technical specification interpretation and understanding the process, the second with changes in the Service, and the third addresses problem reporting and resolution associated with the Service.

Type 1: General Technical Support

This category of service provides consultation regarding the proper interpretation of format specifications and data, as well as support on how the Service works, the quality or content of Service results for specific queries or how Publishers might integrate the Service into their Web site(s). It does not address any desired changes in the basic service parameters. Please contact your account manager with Type 1 support issues.

Type 2: Changes

Requests for changes in the Service should be directed to the business development account manager who will be assigned to Publisher within 3 days of the Execution Date of this Agreement. Publisher should expect a response to Type 2 issues within 2 business days, after which they should be escalated as detailed below.

Type 3: Problem Reporting and Resolution

Problems reaching LookSmart servers (e.g., major networking issues, Service outage, etc.) should be addressed with the LookSmart Technical Operations team as detailed below. ALL OTHER requests (e.g. product issues) should be treated as Type 1 or Type 2 issues.

1.	Contact the System Technical Support team by:

›	Email: techsupport@looksmart.net
›	Email Page: techsupport-pager@looksmart.net
›	Please remember to include an area code with the callback telephone number

If after 15 minutes, a callback is not received…

2.	Contact the Manager of Production Operations by use of the following contact information:

›	Nathan Campi
›	Work/Day: 415-348-7656
›	Cell: 925-395-4182
›	Email: ncampi@looksmart.net

If after 15 minutes, a callback was not received…

3.	Contact the Vice President of Technical Operations by use of the following contact information:

›	Dan Peterson
›	Work/Day: 415-348-7615
›	Cell: 650-533-3414
›	Email: dpeterson@looksmart.net

Escalation Procedures

If Publisher does not receive timely responses (according to the timetables outlined above) issues should be escalated to any of the following individuals:

Person to Contact	Title	Role	Phone	Email

Kirsten Johnson	Senior Traffic Analyst	Business Analytics	415-348-7748 (o) 415-595-9750 (m)	kjohnson@looksmart.net

Jonathan Ewert	General Manager, Advertising Networks	General Manager, Advertising Networks	203.803.4710 (o)	jewert@looksmart.net

Michael Schoen	VP Product	Product	415-348-7109 (o)	mschoen@looksmart.net

Publisher Points of Contact

Communication of issues from LookSmart to Publisher should be directed to the following individuals:

Person to Contact	Title	Role	Phone	Email

Donny Simonton	CIO	CIO

Sigmund Solares	CEO	CEO